Exhibit 99.1

Press Release dated February 23, 2016

Christian Ulbrich Appointed JLL President

Guy Grainger Named EMEA CEO; Chris Ireland Becomes UK Chief Executive

CHICAGO and LONDON, February 23, 2016 - Jones Lang LaSalle Incorporated (NYSE: JLL) announced today that it is separating the roles of President and Chief Executive Officer and that Christian Ulbrich, currently CEO for the EMEA region, will become President of JLL. Colin Dyer will retain the role of CEO and continue to guide the firm’s global strategy, with a particular emphasis on IT and data strategies, and oversee LaSalle Investment Management as well as the firm’s finance, human resources, legal and marketing functions. Additionally, Guy Grainger, currently UK Chief Executive, will succeed Ulbrich as EMEA CEO, and Chris Ireland will become UK Chief Executive. All changes are effective June 1, 2016.

Ulbrich, who will report to Dyer, also will be nominated for election to JLL’s Board of Directors at the Annual Shareholders Meeting in May. As President, he will manage JLL’s regional businesses in Asia Pacific, EMEA and the Americas and focus on driving growth through acquisitions. Ulbrich joined JLL in 2005 as Managing Director of JLL Germany and has held the role of EMEA CEO since 2009.

“Christian is an excellent choice to be JLL President,” said Dyer. “As EMEA CEO, he has delivered sustained growth, doubling the region’s revenue and increasing profits more than fourfold. He consistently earns the respect of clients and colleagues, and demonstrates a keen ability to identify future opportunities and embrace change.”

Grainger has been UK Chief Executive since January 2013, overseeing significant growth in revenues, profits and capabilities. He has played a leading role in developing the firm’s Retail 2020 strategy and international Residential capabilities.

“Guy is Colin’s and my clear choice to lead the region, building on the fresh thinking and dynamic leadership that he has brought to the UK business over the last three years,” said Ulbrich.

Ireland joined JLL in 2011 as one of the joint managing partners of King Sturge. Following that very successful merger, he took a dual role as JLL’s UK Chairman and Lead Director of UK Capital Markets. He has overseen sustained growth in profits and market share in JLL’s UK investment business, while representing JLL in the UK property market.

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The new assignments, together with the recent appointment of Anthony Couse as Asia Pacific CEO, reflect JLL’s comprehensive succession planning process.

Dyer commented: “These changes reflect the needs of leadership to identify new ways to add value for our clients and reinforce our industry leadership in commercial and digital innovation. They are major moves toward the future leadership of our great company.”

About JLL

JLL (NYSE: JLL) is a professional services and investment management firm offering specialized real estate services to clients seeking increased value by owning, occupying and investing in real estate. A Fortune 500 company with annual fee revenue of $5.2 billion and gross revenue of $6.0 billion, JLL has more than 230 corporate offices, operates in more than 80 countries and has a global workforce of more than 60,000. On behalf of its clients, the firm provides management and real estate outsourcing services for a property portfolio of 4.0 billion square feet, or 372 million square meters, and completed $138 billion in sales, acquisitions and finance transactions in 2015. Its investment management business, LaSalle Investment Management, has $56.4 billion of real estate assets under management. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit www.jll.com.

Contact:	Gayle Kantro	Sara Murshed
Phone:	+1 312 228 2795	+44 207 852 4430
Email:	Gayle.Kantro@am.jll.com	Sara.Murshed@eu.jll.com

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